Exhibit 99.1
Hercules Offshore Announces Expected Impact on Financial Results Due to Active Hurricane Season
HOUSTON, October 14, 2008 — Hercules Offshore, Inc. (Nasdaq: HERO) reported today that its third quarter 2008 financial results were adversely impacted by the recent hurricane activity in the U.S. Gulf of Mexico. The Company experienced extensive downtime across all of its domestic segments as a result of the four named storms that entered the U.S. Gulf of Mexico during the third quarter. Overall, these storms resulted in an approximate $8.7 million reduction in expected revenue.
As a result of these disruptions, the Company also incurred significant incremental operating costs in the amount of approximately $2.2 million for the third quarter and expects to incur approximately $10.0 million in the fourth quarter of 2008, largely related to repairs on the Hercules 78 and Hercules 201, which are expected to last approximately 30 days. The Company does not expect that the repairs to the damaged rigs will exceed the $10.0 million insurance deductible that applies for each named windstorm in the U.S. Gulf of Mexico.
Overall, as a result of these factors, our third quarter 2008 fully-diluted earnings per share from continuing operations are expected to range between $0.36 and $0.38.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties, assumptions, differing interpretations regarding dayrates payable during the evacuation and non-operating time during the storms, latent damage to rigs and vessels as a result of storms and sea and weather conditions, possible negotiations with customers and other factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 35 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in ten different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Stephen M. Butz
Vice President Finance and Treasurer
713-350-8315